August 2013
Note from the President/CEO, Jeff Painter
We are happy to announce that our third fiscal quarter financial results were robust, continuing the rebound that began in the second quarter. Our profit margins have improved greatly since January as the ethanol oversupply in the marketplace subsided and concerns about a short supply of corn diminished somewhat. We also found better profit margins from our Dried Distillers Grains with Solubles (DDGS) as demand for that product strengthened over the past several months. All of this led to net income of about $9,302,000 for the third quarter. That combined with net income of about $6,269,000 for the second quarter and a small loss for the first quarter has resulted in a respectable nine month net income of about $15,509,000.

We face challenges in the fourth fiscal quarter, though. This year's corn crop was planted a little later than usual which, together with small remaining inventories of last year's crop because of the drought, is making it difficult to procure corn inexpensively. We expect this to continue until harvest. Our future profit margins, thus, may be much slimmer than in the past two quarters.

We have continued to operate above our nameplate capacity of 100 million gallons of ethanol throughout the spring and summer. Recently, we completed our annual fall shutdown. We were able to complete many routine maintenance items and improve the facility efficiencies and/or capacity. Projects such as increasing milling capacity, increasing flour conveyance and improved modifications to our boilers are expected to put us in a better position to improve run rates and lower energy cost. We are optimistic that capitalizing on every efficiency possible will help us to return better results to our members.

Nine Month Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the nine months ended June 30, 2013. As you can see, the results for the fiscal year to date are quite respectable, especially compared to this time last year. More detailed financials and financial footnotes, along with industry information, can be found in our quarterly Form 10-Q report and the annual Form 10-K report filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “Financials & SEC Filing Information”. Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Form 10-K and from the unaudited Financial Statements and accompanying notes included in our Form 10-Q for June 30, 2013 which is available at the SEC's website at: www.sec.gov. You can also access the Annual Report at Cardinal's website: www.cardinalethanol.com.

Distribution

At the July 16th meeting, the board approved a second distribution for the year in the amount of $222 per unit for holders of record on that date. This will be paid to members in mid-August. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Changes to Member Trades and Transfer Transactions

Starting in August, member trades and transfers of units will be considered for approval by the board monthly instead of quarterly. We hope that this will be more convenient to you as members and allow for better timeliness of transactions. Trades and transfers approved at a monthly board meeting will be effective on the first of the month following the board meeting. For example, if you submit paperwork for a transfer before the August board meeting, the new certificate will be considered for approval at the August board meeting and will be dated effective September 1st, however if it is received after the August board meeting it will be considered for approval at the September meeting and be dated effective October 1st. Please contact our office if you have questions regarding trades and transfers of your membership units. Additionally, information is available on our website if you click on “Investors” then click on “Trading & Transferring Membership Units”.

Fall Shutdown Projects Completed

As Jeff mentioned previously, we completed a few projects during our fall shutdown to improve efficiencies and increase run rate capabilities. Some of the projects include:

Larger Hammermill Motors - New, larger hammermill motors were installed to increase throughput and allow for finer grinding of the corn. This is expected to lead to higher yields and increased efficiencies.

Flour Conveyance Upgrade - Our ability to run the plant at higher rates was being restricted by the amount of flour (ground corn) we were able to get to the slurry tanks. To minimize this bottleneck, we installed a larger leg and flour conveyance system to increase the amount of flour we are able to send to the plant. This contributes to higher rates, thus increasing efficiencies.

DDGs Spout - We added a new spout from DDGs flat storage to the DDGs silos, allowing us to push DDGs from the flat storage into the DDGs silos and load out DDGs at the same time. This will eliminate the need for one of our employees to come in at night to transfer DDGs.

2nd Alpha Laval Heat Exchanger - Last year we installed an Alpha Laval heat exchanger, which has proven great results in decreasing energy usage (natural gas) by reclaiming heat off of the cook process to be used in the beer mash going into distillation. We are currently in the process of installing a second Alpha Laval heat exchanger to increase efficiencies even more by reclaiming even more heat, thus decreasing energy usage.

Boiler Modifications - Baffles were added to the boilers to allow for more heat recovery. By reclaiming heat off of the boilers we can decrease energy usage and lower annual emissions. The thermal oxidizers (TO's) are expected to become more efficient as well.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.